Exhibit 5.1
FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
August 25, 2006	CLIENT/MATTER NUMBER 083697-0160

WPS Resources Corporation
700 North Adams Street
Green Bay, Wisconsin 54307-9001

Ladies and Gentlemen:

        We have acted as counsel for WPS Resources Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the joint proxy statement/prospectus constituting a part thereof (the “Joint Proxy Statement/Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement and the Joint Proxy Statement/Prospectus relate to, among other things, the proposed issuance of up to 34,000,000 shares of the common stock, $1.00 par value (the “Common Stock”), of the Company with attached common stock purchase rights (the “Rights”), as contemplated by that certain Agreement and Plan of Merger, dated as of July 8, 2006 (the “Merger Agreement”), among WPS Resources Corporation, Wedge Acquisition Corp. and Peoples Energy Corporation.

        In connection with our representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Joint Proxy Statement/Prospectus; (ii)  the Restated Articles of Incorporation of the Company (the “Articles”), as amended to date and currently in effect; (iii) the By-Laws of the Company, as amended to date and currently in effect; (iv) the form of the amendment to the Articles to change the name of the Company; (v) the form of the amended By-laws of the Company to be in effect as of the effective time of the merger, as contemplated by the Merger Agreement; (vi) the Merger Agreement; and (vii)  resolutions of the Board of Directors of the Company relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Common Stock and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

BOSTON BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

FOLEY

WPS Resources Corporation

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that:

        1.     The Company is a validly existing corporation under the laws of the State of Wisconsin.

        2.     When the Registration Statement becomes effective under the Securities Act and the merger is completed in accordance with the Merger Agreement, the shares of Common Stock will be validly issued, fully paid and nonassessable, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

        3.     With respect to the Rights attached to the shares of Common Stock, when issued pursuant to the terms of the Rights Agreement dated December 12, 1996, as amended, between the Company and American Stock Transfer & Trust Company, as successor in interest to U.S. Bank National Association and Firstar Trust Company, the Rights attached to the shares of Common Stock will be validly issued.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus forming a part thereof.

Very truly yours, /s/ Foley & Lardner LLP FOLEY & LARDNER LLP